UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.   20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING


Check  one:     [  X  ]  Form  10-K          [     ]  Form 20-F          [     ]
Form  11-K
          [     ]  Form  10-Q          [     ]  Form  N-SAR

For  Period  Ended:     DECEMBER  31,  2002
                        -------------------

[    ]          Transition  Report  on  Form  10-K
[    ]          Transition  Report  on  Form  20-F
[    ]          Transition  Report  on  Form  11-K
[    ]          Transition  Report  on  Form  10-Q
[    ]          Transition  Report  on  Form  N-SAR

For  Transition  Period  Ended:



NOTHING IN THIS FORM WILL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED IN THIS STATEMENT.


If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:



PART  I  -  REGISTRANT  INFORMATION


                                 GLOBETRAC INC.
                                 --------------
                             Full name of Registrant
                             -----------------------


                                 Artescope, Inc.
                            Former Name if Applicable
                            -------------------------

                           42 Brook Street, Suite 3.07
            Address of Principal Executive Office (Street and Number)
            ---------------------------------------------------------

                         London, W1K 5DB, United Kingdom
                              City, State, Zip Code
                              ---------------------

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PART  II  -  RULES  12B-25(B)  AND  (C)

If the subject report could not be filed without unreasonable effort or expense and the Registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate):

[     ]     (a)     The  reasons  described  in reasonable detail in Part III of this  form  could  not  be  eliminated  without  unreasonable effort or expense;

[ X ] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, N-SAR, or portion thereof, will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the 5th calendar day following the prescribed due date; and;

[     ]     (c)     The accountant's statement or other exhibit required by Rule
12b-25(c)  has  been  attached,  if  applicable.

PART  III  -  NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period.

The Registrant needs additional time to complete the preparation of the filing, in particular, the disclosure on the Registrant's business. The Registrant anticipates filing by April 11, 2003.

PART  IV  -  OTHER  INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

Name:     JOHN  DACOSTA
Telephone  Number:     604-648-0528


(2) Have all periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed?

     If  the  answer  is no, identify report(s)     [ X  ]  Yes          [     ]
No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
[     ]  Yes          [  X  ]  No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



                                 GLOBETRAC INC.
                  (Name of Registrant as Specified in Charter)
                  --------------------------------------------

has duly caused this notification to be signed on its behalf by the undersigned, who is duly authorized.


GLOBETRAC  INC.


                                        /s/  John  daCosta
Dated  March  31,  2003               By:    JOHN  DACOSTA  -  CFO

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